Exhibit 99.1

Watsco Reports 2008 First Quarter Results

$21 Million Record Cash Flow;

EPS of 28 Cents per Share Exceeds Consensus Expectations

COCONUT GROVE, FLORIDA, April 17, 2008 – Watsco, Inc. (NYSE:WSO) today reported its results for the first quarter ended March 31, 2008.

Revenues for the quarter increased 3% to $380 million compared to $371 million in 2007, including 63 new locations opened or acquired over the last 12 months, which collectively added $49 million in sales during the quarter. On a same-store basis, revenues declined 10% as expected, including a 10% decrease in the sale of air conditioning equipment (40% of sales), a 13% decrease in other HVAC products (49% of sales) and a 2% increase in the sale of refrigeration products (11% of sales). Sales results during the quarter also reflect an improving mix of high-efficiency air conditioning and heating systems.

Gross profit improved 3% to $98.0 million and gross profit margin was 25.8% versus 25.7% in 2007 (on a same-store basis, gross margin increased 30 basis-points to 26.0%). Selling, general & administrative expenses were $85.2 million and, excluding the effects of new branches, declined 5% during the quarter. Operating income was $12.8 million with operating margins of 3.4% (3.9% on a same-store basis). Earnings per share from continuing operations were 28 cents per diluted share on net income of $7.6 million.

These operating results include the benefit of profit-improvement activities implemented during the first quarter in response to the current market environment, including programs to enhance gross profit margin, facility rationalization, cost reductions and other efficiency initiatives. The Company estimates these activities contributed approximately $5 million to pre-tax income during the quarter and expects a further $25 to $35 million impact over the next several quarters.

During the first quarter, Watsco generated a record $21 million of operating cash flow from continuing operations versus $6 million in 2007. Over the last 12 months, operating cash flow from continuing operations has been over $120 million. Debt as of March 31, 2008 was $39 million, a reduction of $15 million from December 31, 2007. Dividends of $11 million were paid during the quarter. Watsco has paid dividends every quarter for over 30 years, and more recently has established a consistent track record of paying increasing dividends. In April 2008, Watsco declared a 12.5% increase in the quarterly dividend rate to 45 cents per share from 40 cents per share, which will be paid on April 30, 2008 to shareholders of record as of April 15, 2008.

Albert H. Nahmad, Watsco’s President & Chief Executive Officer, stated, “We are beginning to see the benefits of our previously announced profit enhancement activities, with more to come, and we also anticipate improved market conditions as we progress into the seasonally stronger period for sales of replacement air conditioning systems during the summer months. We are pleased with the record level of cash flow generated during quarter, which our shareholders continue to directly participate through increasing dividends. Our financial position also remains strong allowing us to evaluate various opportunities to continue growing our network.”

It is important to note that the first quarter of each calendar year is the seasonal low point for sales and profits due to the magnitude of the replacement market for air conditioning, heating and refrigeration systems (presently estimated at 75% of annual sales) during the second and third quarters of each calendar year. Accordingly, the Company’s first quarter financial results are disproportionately affected by the impact of homebuilding and general economic conditions.

Watsco is hosting a conference call to discuss its 2008 first quarter earnings results today at 10:00 a.m. (EDT). The conference call will be web-cast by CCBN’s StreetEvents at http://www.watsco.com. A replay of the conference call will be available on the Company’s web site. For those unable to connect to the Internet, you may listen via telephone. The dial-in number is (877) 391-0532. Please call five to ten minutes prior to the scheduled start-time as the number of telephone connections is limited.

Watsco is the largest independent distributor of air conditioning, heating and refrigeration equipment and related parts and supplies in the HVAC industry, currently operating 426 locations serving over 40,000 customers in 34 states. There are an estimated 120 million single-family homes in the United States, most of which have central air conditioning and heating systems. Eventually, these systems wear out and require repair or replacement. Watsco’s focused strategy provides the products, technical support and convenience that contractors require to satisfy the needs of homeowners and businesses that depend on the comfort and energy-efficiency provided by HVAC systems. The Company’s goal is to build a national network of locations that provide the finest service and product availability for HVAC contractors, assisting and supporting them as they serve the country’s homeowners and businesses. Additional information about Watsco may be found on the Internet at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files from time to time with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Condensed Consolidated Statements of Income

Quarters Ended March 31, 2008 and 2007

(In thousands, except per share data)

(Unaudited)

	2008	2007(1)
Revenues	$380,399	$370,681
Cost of sales	282,395	275,368

Gross profit	98,004	95,313
Gross profit margin	25.8%	25.7%

SG&A expenses	85,178	77,300

Operating income	12,826	18,013
Operating margin	3.4%	4.9%

Interest expense, net	595	449

Income from continuing operations before income taxes	12,231	17,564
Income taxes	4,587	6,586

Net income from continuing operations	7,644	10,978
Loss from discontinued operations, net of income taxes	—	164

Net income	$7,644	$10,814

Basic net income (loss) per share for Common and Class B common stock:
Net income from continuing operations	$0.29	$0.42
Net loss from discontinued operations	—	0.01

Net income	$0.29	$0.41

Diluted net income (loss) per share for Common and Class B common stock:
Net income from continuing operations	$0.28	$0.40
Net loss from discontinued operations	—	0.01

Net income	$0.28	$0.39

Weighted-average Common and Class B common shares and equivalent shares used to calculate earnings per share:
Basic	26,278	26,203
Diluted	27,564	27,792

(1)	2007 historical amounts have been reclassified to reflect the Company’s staffing unit as a discontinued operation consistent with the 2008 presentation.

(Note: Information in the attached press release referring to “same-store basis” excludes the effects of locations acquired, locations opened in new markets and locations closed during the prior 12 months.)

WATSCO, INC.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2008	December 31, 2007
	(Unaudited)
Cash and cash equivalents	$7,475	$9,405
Accounts receivable, net	177,610	178,415
Inventories	304,901	288,149
Other	12,549	11,259

Total current assets	502,535	487,228

Property and equipment, net	25,830	26,904
Other	233,938	234,037

Total assets	$762,303	$748,169

Accounts payable and accrued expenses	$158,664	$129,089
Current portion of long-term obligations	298	275

Total current liabilities	158,962	129,364

Borrowings under revolving credit agreement	39,000	54,000
Deferred income taxes and other liabilities	14,822	14,848

Total liabilities	212,784	198,212
Shareholders’ equity	549,519	549,957

Total liabilities and shareholders’ equity	$762,303	$748,169

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